EXHIBIT (A)(3)

                      COMSTOCK PARTNERS STRATEGY FUND,Inc.


                            CERTIFICATE OF CORRECTION



                 Comstock Partners Strategy Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     1. The title of the document being corrected is:

                     "COMSTOCK PARTNERS STRATEGY FUND, INC.
                             ARTICLES SUPPLEMENTARY"

     2. Comstock Partners Strategy Fund, Inc. is the only party to the Articles Supplementary.

     3. The Articles Supplementary were filed with and accepted by the State Department of Assessments and Taxation of Maryland on July 9, 1992.

     4. Articles FIRST, SECOND and THIRD in the Articles Supplementary read as follows:

     "FIRST: The Corporation's Board of Directors has classified Three Hundred Million (300,000,000) unissued shares of Common Stock, par value $.001 per share, as Three Hundred Million (300,000,000) shares of Class B Common Stock. par value $.001 per share, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions or redemption thereof as hereinafter set forth.

     SECOND: The shares of Class B Common Stock as so reclassified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Corporation's Articles of Amendment and Restatement and shall be subject to all provisions of the Articles of Amendment and Restatement.relating to stock of the Corporation gene-ally, except as set forth follows, and shall also be subject to the terms and conditions set forth as follows:

          (1) The assets belonging to the ClassB Common Stock shall be invested in the same investment portfolio of the Corporation as the assets belonging to the Common Stock.

          (2) The dividends and distributions of investment income and capital gains with respect to the Class B Common Stock shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from dividends and distributions of investment income and capital gain: with respect to the Common Stock to reflect dieting allocations of the expenses of the Corporation between the holders of the two classes and any resultant differences. between the net asset value per share of the two classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation between the Common Stock and the Class B common Stock shall be determined by the Board of Directors in a manner that that is consistent with the order dated July 1, 1992 (Investment Company Act. of 1990 Release No. 10828) issued BY the Securities and Exchange Commission in connection with the application for exemption filed .by Comstock Partners Strategy Fund, Inc. and any amendment to such order or any rule or interpretation under the Investment Company Act of 1940 that modifies or supersedes such order.

          (3) The holders of the Class B Common Stock shall have exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the Class B Common Stock.

     THIRD:   THE  CLASS  B  Common  Stock  shares   aforesaid  have  been  duly
reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the corporation's Articles of Amendment and Restatement."

     The designation "Class B Common Stock" in the Articles Supplementary was in error and should have been "Class A. Common Stock" in each place in which it appears. As corrected, Articles FIRST, SECOND and THIRD in the Articles Supplementary read as follows:

     "FIRST: The Corporation's Board of Directors has classified Three Hundred Million (300,00,000) unissued shares of Common Stock, par value $.001 per share, as Three Hundred Million(.) (300,00,000) shares of Class A Common Stock, par value $.001 per share, by setting or cnanging the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth.

     SEECOND: The shares of Class A Common Stock as so reclassified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and. terms and conditions of redemption set forth in the Corporation's Articles of Amendment and Restatement and shall be subject to all provisions of the Articles of Amendment and Restatement relating to stock of the corporation generally, except as set forth as follows, and shall also be subject to the terms and conditions set forth as follows.:

(1) The assets  belonging to
the Class A Common Stock shall be invested in the same investment portfolio of the Corporation as the assets BELONGING to the Common stock.


          (2) The dividends and distributions of investment income and capital gains with respect to the Class A Common Stock shall be in such amount as may BE idea declared from time to time by the Board of Directors, and such dividends and distributions MAY vary from dividends and distributions of investment income and capital gains with respect to the Common Stock to reflect differing allocations of the expenses of the corporation between the holders of the two classes and any resultant differences between the net asset value per share of the two classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital mites and expenses and liabilities of the Corporation between the Common Stock and the Class A Common Stock shall be determined by the Board of Directors in a manner that is consistent with the order dated July 1, 1992 (Investment Company Act of 1940 Release No. 18828) issued by the Securities and Exchange Commision in connection with the application for exemption filed by Comstock Partners(.) Strategy Fund, Inc. and any amendment to SUCH'ORDER or any rule or interpretation under the vestment Company Act of 1940 that modifies or supersedes such order.

          (2) The holders of the Class A Common Stock shall have exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12h-1 under the Investment Company Act of 1940 (a 'Plan") applicable to the Class A Common Stock.

     THIRD:   The  Class  A  Common  Stock  shares   aforesaid  have  been  duly
reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Amendment and Restatement."

     THE UNDERSIGNED President of the Corporation hereby acknowledges this Certificate of Correction 'o be the corporate act of the corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

     WITNESS  WHEREOF,   Comstock  Partners  Strategy  Fund,  Inc.  caused  this
Certificate of Correction to be signed in its name and on its behalf by its President and to be witnessed by its secretary, or Apr11 19, 1993.

 WITNESS:                             COMSTOCK PARTNERS STRATEGY FUND, INC.


By:/S/ CHARLES G. MINTER                          By:/S/ MICHAEL C. ARONSTEIN
Charles G Minter                                      Michael C. Aronstein
Secretary                                             President r